UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2025

SOUNDHOUND AI, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40193	85-1286799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 Betsy Ross Drive Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 441-3200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SOUN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment	SOUNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth below in Item 2.01 in this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 3, 2025, SoundHound, Inc., a Delaware corporation (“Acquirer”) and a wholly owned subsidiary of SoundHound AI, Inc., a Delaware corporation (“SoundHound AI” or the “Company”), entered into that certain Agreement and Plan of Merger by and among the Acquirer, Iris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), Interactions Corporation, a Delaware corporation (the “Target”), Shareholder Representative Services LLC, a Colorado limited liability company (solely in its capacity as the representative of stockholders of the Target) and the Company (solely in respect of certain provisions) (the “Merger Agreement”). Under the terms of the Merger Agreement, (a) on the closing date, Merger Sub will merge with and into the Target, with the Target surviving as a wholly owned subsidiary of Acquirer (the “Acquisition”), for a total consideration consisting of (i) approximately $60 million in cash (the “Upfront Consideration”), payable at the closing of the Acquisition (the “Closing”) and (ii) up to $25 million of additional cash consideration to certain stockholders of the Target based on certain revenue targets for each of 2026 and 2027 (the ’Earnout Amount”), and (b) the Company has guaranteed Acquirer’s performance of certain of its obligations under the Merger Agreement, including payment of the Upfront Consideration and the Earnout Amount. The Company will establish a customary retention pool for certain continuing employees of the Target. The parties to the Merger Agreement consummated the Acquisition on September 3, 2025.

The Merger Agreement contains customary representations, warranties and covenants from each of the parties.

In connection with Closing, (i) $150,000 in cash of the Upfront Consideration is being withheld for a period of 12 months after the Closing to partially secure the indemnification obligations of the Target’s stockholders under the Merger Agreement and (ii) $1,000,000 in cash of the Upfront Consideration is being withheld for purposes of the post-Closing adjustments to the Upfront Consideration and will be released after the such adjustments are completed.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 9, 2025, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

At Closing, the combined company holds over $270 million of cash on hand with no outstanding debt.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements, if required by this item, will be filed no later than 71 calendar days after the date by which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial statements, if required by this item, will be filed no later than 71 calendar days after the date by which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit Number	Exhibit Description

2.1*#	Agreement and Plan of Merger, dated September 3, 2025, by and among SoundHound, Inc., Iris Merger Sub, Inc., Shareholder Representative Services LLC, Interactions Corporation and SoundHound AI, Inc.
99.1	Press Release issued by SoundHound AI, Inc. dated September 9, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

#	Certain portions of this exhibit have been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUNDHOUND AI, INC.

Date: September 9, 2025	By:	/s/ Keyvan Mohajer
Keyvan Mohajer
Chief Executive Officer

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